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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       August 19, 2002
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                          Community Capital Corporation
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             (Exact Name of Registrant as Specified in Its Charter)

                                 South Carolina
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                 (State or Other Jurisdiction of Incorporation)

        0-18460                                        57-0866395
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(Commission File Number)                  (I.R.S. Employer Identification)

               1402-C Highway 72, Greenwood, South Carolina 29649
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          (Address, Including Zip Code of Principal Executive Offices)

                                 (864) 941-8200
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              (Registrant's Telephone Number, Including Area Code)

                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events.

         On August 19, 2002, CapitalBank, a wholly-owned subsidiary of Community Capital Corporation, announced the signing of a Branch Development Agreement (the "Agreement") with Nuevo Latino Investment Company, L.L.C. ("NLIC") concerning the development of a branch bank to be located at 2520 Wade Hampton Blvd., Greenville, South Carolina. The branch shall be owned by CapitalBank and is intended to serve primarily the Hispanic population of South Carolina. The members of NLIC are business leaders in the Hispanic community and are expected to advise CapitalBank on the marketing and development of the branch. The branch is expected to open in the fourth quarter of 2002, pending regulatory approval. A copy of the Agreement and the News Release are attached hereto as exhibits.

         The Agreement includes an option granted to NLIC to purchase the branch in the event the members of NLIC organize a de novo bank to be headquartered in Greenville, South Carolina. The option may be exercised at any time on or before the third anniversary of the opening of the branch. The purchase price for the branch includes a premium on deposits in an amount ranging from 10.5% to 4.75% depending upon the volume of deposits at the time of the closing of the sale of the branch pursuant to the option. However, in no event shall the premium on deposits be less than $1,050,000. The closing of the transactions contemplated by the option are subject to regulatory approval and satisfaction of other conditions of closing.

Item 7.   Financial Statements and Exhibits.

         (a)-(b)    Not applicable.

         (c)  Exhibits.

         Exhibit 10.20 - Branch Development Agreement dated August 19, 2002, by and between CapitalBank and Nuevo Latino Investment Company, L.L.C.

         Exhibit 99.1 -  News Release of Registrant dated August 19, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     COMMUNITY CAPITAL CORPORATION

Date: August 19, 2002                By:   /s WILLIAM G. STEVENS
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                                          William G. Stevens
                                     Its:  President and Chief Executive Officer